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                                 EXHIBIT 99 (A)

                    Union Planters Corporation Press Release dated
                    January 20, 1994 announcing results for the
                    fourth quarter of 1993 and for the year.
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                  JACK W. PARKER, CFO                          JANUARY 20, 1994
                  (901) 383-6781



FOR IMMEDIATE RELEASE:



         UNION PLANTERS CORPORATION ANNOUNCES RECORD EARNINGS

         Memphis, Tennessee -- Union Planters Corporation announced today fourth quarter and full year 1993 earnings. For the year, net earnings were $63.1 million compared to $41.4 million in 1992, an increase of 52%. The increase resulted from higher earnings from Union Planters National Bank and continued growth in earnings from the Community Bank Group. For the year the return on average assets was 1.01%, and the return on average common equity was 15.70% compared to .87% and 13.65%, respectively, for 1992.

         For 1993 fully diluted net earnings per share were $2.57 compared to $2.02 in 1992, an increase of 27%. 1993 includes a net benefit of $.08 per share from the cumulative effect of required FASB accounting changes partially offset by an extraordinary loss in the fourth quarter.

         At December 31, 1993, Union Planters Corporation had total assets of $6.3 billion compared to $5.3 billion at year end 1992. Total loans were $2.9 billion versus $2.2 billion and total deposits were $5.3 billion versus $4.5 billion. Total shareholders' equity at year end was $477 million compared to

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$356 million at the end of 1992.  Union Planters National Bank, headquartered in Memphis, Tennessee with branch locations in Memphis, Chattanooga, Jackson, Knoxville, Murfreesboro and Nashville, earned $35.6 million for the year and the Community Bank Group, which ended the year with 31 banking subsidiaries, earned $30.2 million for the year.

         Union Planters Corporation completed 12 acquisitions during 1993, adding approximately $1.3 billion in total assets. These included Bank of East Tennessee in Knoxville, Tennessee; SaveTrust Federal Savings Bank in Dyersburg, Tennessee; Security Trust Savings & Loan Association in Knoxville, Tennessee; First Federal Savings Bank in Maryville, Tennessee; First State Bancshares, Inc. in Somerville, Tennessee; First Cumberland Bank in Madison, Tennessee; Farmers Union Bank in Ripley, Tennessee; Garrett Bancshares, Inc. in Goodlettsville, Tennessee; Erin Bank & Trust Company in Erin, Tennessee; Hogue Holding Company, Inc. in Weiner, Arkansas; Central State Bancorp, Inc. in Lexington, Tennessee; and First Financial Services, Inc. in Brownsville, Tennessee.

         Asset quality measures for the Corporation were very strong. At December 31, 1993 nonperforming assets were $27 million, down from $45 million at year end 1992. Nonperforming assets at December 31, 1993 represent .92% of loans and foreclosed properties compared to 1.99% a year ago. The allowance for losses on loans at December 31, 1993 was $80.4 million compared to $64.3 million a year ago.


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         For the fourth quarter of 1993, net earnings were $13.0 million compared to $11.5 million in the fourth quarter of 1992. The final quarter included an extraordinary loss of $3.2 million for the defeasance of the 10 1/8% subordinated debentures issued in 1989. Earnings before this extraordinary item were $16.2 million for the quarter. Net earnings per share on a fully diluted basis were $.52 and earnings before the extraordinary loss were $.65 per share. These compare to $.55 fully diluted earnings per share in the fourth quarter of 1992.

         For the quarter net interest income increased to $57.9 million from $52.0 million in the same quarter a year ago. The net interest margin for the quarter was 4.23% compared to 4.61% the prior year and 4.32% in the third quarter.

         The fourth quarter provision for losses on loans declined to $710,000 from $6.8 million in 1992. Noninterest income declined slightly to $20.7 million versus $21.0 million. Noninterest expense increased to $55.1 million compared to $49.8 million with the increase primarily coming from the recently acquired banks.

         Loan volume has continued to increase along with the economic recovery and higher consumer confidence. Average loans, excluding the impact of acquisitions, increased 5% in the fourth quarter of 1993 compared to the same period in 1992.

         Union Planters Corporation is a multi-bank holding company with 36 banking subsidiaries (including 4 banks acquired in the acquisition of Mid-South Bancshares, Inc. on January 1, 1994) in Tennessee, Arkansas, Mississippi, Kentucky and Alabama.


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                           Union Planters Corporation
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)

                                                                        Three Months Ended     Twelve Months Ended
                                                                            December 31,           December 31,
                                                                          1993      1992        1993        1992
 Income statement amounts
    Net interest income
      Actual                                                           $  57,944 $  52,044 $   234,605 $   191,137
      Tax-equivalent basis                                                61,534    54,294     247,920     200,003
    Provision for losses on loans                                            710     6,813       9,689      18,557
    Noninterest income
      Investment securities gains                                            642     1,181       4,581      13,246
      Other                                                               20,072    19,835      80,218      70,027
    Noninterest expense                                                   55,105    49,818     224,480     199,218
    Earnings before income taxes, extraordinary item
       and accounting changes                                             22,843    16,429      85,235      56,635
    Applicable income taxes                                                6,625     4,918      23,967      15,196
    Earnings before extraordinary item and
        accounting changes                                                16,218    11,511      61,268      41,439
    Extraordinary item-defeasance of debt, net of taxes                   (3,206)        -      (3,206)          -
    Accounting changes, net                                                    -         -       5,001           -
    Net earnings                                                          13,012    11,511      63,063      41,439

 Per common share data
    Earnings before extraordinary item/accounting changes
                          - primary                                    $     .71 $     .58 $      2.69 $      2.10
                          - fully diluted                                    .65       .55        2.49        2.02
    Net earnings
                          - primary                                          .55       .58        2.78        2.10
                          - fully diluted                                    .52       .55        2.57        2.02
    Cash dividends                                                           .18       .15         .72         .60
    Book value                                                                                   18.96       16.34
    Book value - assuming conversion of
        convertible preferred stock                                                              19.06       16.84


 Balances at end of period
    Loans, net of unearned income                                                          $ 2,935,215 $ 2,231,839
    Allowance for losses on loans                                                               80,442      64,290
    Nonperforming assets
       Nonaccrual loans                                                                         14,646      36,698
       Restructured loans                                                                        7,525       1,351
       Foreclosed properties                                                                     4,792       6,497
    Loans 90 days past due                                                                       4,771       3,368
    Investment securities
      Held for investment - Book value                                                       2,021,963   1,721,439
                          - Market value                                                     2,060,769   1,753,953
      Held for sale       - Book value                                                         595,090     476,664
                          - Market value                                                       600,491     485,581
    Total assets                                                                             6,318,186   5,262,184
    Total deposits                                                                           5,251,366   4,450,176
    Total shareholders' equity                                                                 477,300     356,211
    Total common equity                                                                        372,752     274,361
    Tier 1 capital                                                                             446,066     349,453

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                           Union Planters Corporation
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)

                                                            Three Months Ended       Twelve Months Ended
                                                               December 31,             December 31,
                                                            1993         1992        1993        1992
  Average Balances
     Loans, net of unearned income                       $ 2,855,333 $ 2,243,120 $ 2,777,032 $ 2,161,804
     Investment securities                                 2,544,496   2,113,989   2,583,841   1,835,723
     Earning assets                                        5,766,439   4,687,878   5,717,951   4,340,699
     Total assets                                          6,312,669   5,113,165   6,249,339   4,742,832
     Total deposits                                        5,266,433   4,360,267   5,299,634   4,067,360
     Interest-bearing liabilities                          4,999,407   4,112,173   5,006,968   3,815,239
     Demand deposits                                         756,929     569,509     709,855     519,885
     Shareholders' equity                                    472,180     350,910     446,994     329,492
     Total common equity                                     367,632     269,060     347,774     258,343

  Other supplemental information
     Return on average assets
       Earnings before extraordinary item and
         accounting changes                                     1.02 %       .90 %       .98 %       .87 %
       Net earnings                                              .82 %       .90 %      1.01 %       .87 %
     Return on average common equity
       Earnings before extraordinary item and
         accounting changes                                    15.11 %     14.42 %     15.18 %     13.65 %
       Net earnings                                            11.65 %     14.42 %     15.70 %     13.65 %
     Allowance for losses on loans to
        loans (end of period)                                                           2.74 %      2.88 %
     Nonperforming loans to loans                                                        .76 %      1.70 %
     Nonperforming assets to loans and ORE                                               .92 %      1.99 %
     Net charge-offs of loans                            $     3,665 $     6,749 $    10,144 $    17,879
     Net charge-offs as a
        percentage of average loans                              .51 %      1.20 %       .37 %       .83 %
     Common shares outstanding (end of
        period, in thousands)                                                         19,657      16,789
     Weighted average shares outstanding
        (in thousands)
           Primary                                            19,788      16,890      19,622      16,765
           Fully diluted                                      24,266      20,283      23,852      19,609
     Yield on earning assets (tax-equivalent
        basis)                                                  6.99 %      7.67 %      7.21 %      8.05 %
     Rate on interest-bearing liabilities                       3.18 %      3.49 %      3.29 %      3.92 %
     Interest rate spread (tax-equivalent basis)                3.81 %      4.18 %      3.92 %      4.13 %
     Net interest income as a percentage of
        average earning assets (tax-equivalent
        basis)                                                  4.23 %      4.61 %      4.34 %      4.61 %
     Shareholders' equity to assets                                                     7.55 %      6.77 %
     Tier 1 capital to assets                                                           7.10 %      6.85 %